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                                                                  Exhibit (a)(5)

December 3, 2001

To Our Employees:

I am pleased to announce that our Board of Directors has authorized a new Stock Option Exchange Program for our company, which will commence effective today. This voluntary program allows our employees to cancel certain existing "underwater" stock options for new stock options granted at least six months and one day after the existing options are cancelled, subject to the terms of the program. We hope this program will provide our employees with the opportunity to hold options that, over time, may have a greater potential to increase in value and thereby create a valuable employee benefit.

Enclosed Materials

Enclosed are our Stock Option Exchange Program materials, which include:

 .    Overview of the key aspects of the program (2 pages)

 .    Summary Term Sheet and Offer to Exchange (28 pages), which describes all the terms and conditions of the program and includes a detailed Q&A section

 .    Letter of Transmittal (Election to Participate) (2 pages), which is a customized form that includes your current stock option status

Please take the time to carefully review the information and instructions in these documents.

Informational Teleconference Meetings

We have organized the following two informational teleconference meetings this week:

 .    Tuesday, December 4, 2001, at 8:00 a.m., Pacific Time

 .    Wednesday, December 5, 2001, at 1:00 p.m., Pacific Time

We have sent specific call-in information for these meetings by email to all employees. However, if you need further information about these meetings, please call Pam McCrum at (425) 497-6560.

We highly recommend attending one of these meetings. At these meetings, Steve Yount and Kyle Sugamele will discuss in detail the potential benefits and risks of participating in the program and answer your questions. Please note that, although we will do our best to clarify the terms of the program, we cannot make any recommendation as to whether you should exchange or refrain from exchanging your existing options. You must make this decision on your own.

Election Period

The period for making elections under the program begins today and expires at 9:00 p.m., Pacific Time, on January 4, 2002. If you decide to participate in the program, you must complete, sign and return the enclosed Letter of Transmittal (Election to Participate) in accordance with its instructions to Kevin Cook of our Human Resources Department no later than 9:00 p.m., Pacific Time, on January 4, 2002. If you do not return the form by this deadline, you cannot participate in the program.

We are excited to offer this program to our employees and look forward to discussing it with you at the upcoming informational teleconference meetings.

Sincerely,



S. Steven Singh
President, CEO & Chairman of the Board